Exhibit 3.82

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF READING’S FUN, LTD.

(Changing its name hereby to

Reading’s Fun/Books Are Fun, Ltd.)

THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 490.1006 of the Iowa Business Corporation Act (the “Act”), Reading’s Fun.. Ltd., a corporation formed under the Act on November 19, 1990 (the “Corporation”), hereby presents the following Articles of Amendment:

1.                                       The name of the Corporation is Reading’s Fun, Ltd.

2.                                       The Restated Articles of Incorporation of the Corporation are amended by deleting ARTICLE I thereto in its entirety and inserting in lieu thereof the following:

ARTICLE I

The name of the Corporation is Reading’s Fun/Books Are Fun, Ltd.

3.                                       These Articles of Amendment were approved by holders of not less than ninety percent (90%) of the Common, the only shares entitled to vote with respect to the matter, acting by written consent without a meeting or vote pursuant to Section 490.704 of the Act, on July 30, 1997.  The shareholders taking such action were the holders of 37.86622 of the 37.97701 issued and outstanding shares of the Corporation’s Common Stock and all 6.39805 of the issued and outstanding shares of the Corporation’s Non-Voting Common Stock, acting as a single class.

4.                                       The effective date and time of this document shall be the date of filing.

Reading’s Fun, Ltd.

By:	/s/ Earl P. Kaplan
Earl P. Kaplan, President